As filed with the Securities and Exchange Commission on July 10, 1998.
                                                     Registration No. __________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              EMERGENT GROUP, INC.
             (Exact name of registrant as specified in its charter)

      South Carolina                           6162                     57-0513287
----------------------------         ---------------------------    -------------------
(State or other jurisdiction         Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization )   Classification Code Number     Identification No.)

                         15 South Main Street, Suite 750
                        Greenville, South Carolina 29601
                                 (864) 235-8056

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       EMERGENT GROUP, INC. 1995 EMPLOYEE
                          AND OFFICER STOCK OPTION PLAN
                            (Full Title of the plan)



                 John M. Sterling, Jr., Chief Executive Officer
                              Emergent Group, Inc.
                         15 South Main Street, Suite 750
                        Greenville, South Carolina 29601
                                 (864) 235-8056
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                         William P. Crawford, Jr., Esq.
                     Wyche, Burgess, Freeman & Parham, P.A.
                      Greenville, South Carolina 29602-0728
                           (864) 242-8200 (telephone)
                           (864) 235-8900 (facsimile)


                                                 CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                      Proposed Maximum    Proposed Maximum      Amount
Title of Each Class                 Amount to         Offering Price      Aggregate             of Registration
of Securities to be Registered      be Registered     Per Unit (1)        Offering Price (1)    Fee (1)
---------------------------------------------------------------------------------------------------------------
Common Stock...........                500,000           $5.31               $2,655,000         $783.23
===============================================================================================================

(1) Pursuant to Rule 457(h), the average of the high and low sales prices on July 9, 1998, as reported on the Nasdaq Stock Market, is used for purposes of calculating the registration fee.

Part I:           Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

         The information contained in Emergent Group, Inc.'s registration statement on Form S-8, Registration File No. 333-07923, filed with the
Securities and Exchange Commission on July 11, 1996 (the "1996 S-8"), is incorporated herein by reference.

         Not included in this Registration Statement but provided or to be provided to the Plan participants pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.  Registrant Information and Employee Plan Annual Information.

         The information contained in the 1996 S-8 is incorporated herein by reference. Effective May 27, 1997, the Emergent Group, Inc. 1995 Employee and Officer Stock Option Plan was amended to increase the aggregate number of shares issuable thereunder from 566,667 shares to 716,667 shares. Effective June 10, 1998, the Emergent Group, Inc. 1995 Employee and Officer Stock Option Plan was amended to increase the aggregate number of shares issuable thereunder from 716,667 shares to 1,066,667 shares.


Part II:        Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

         The following documents or portions thereof are hereby incorporated by reference:

         Emergent Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         Emergent Group, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

         All other reports filed by Emergent Group, Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of Emergent Group, Inc.'s 1997 fiscal year.

         The description of Emergent Group, Inc.'s common stock contained in the registration statement on Form S-1 filed with the Securities and Exchange Commission on April 9, 1996, Commission File No. 333-01393.

All documents subsequently filed by Emergent Group, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.


Item 5. Interests of Named Experts and Counsel.

         The law firm of Wyche, Burgess, Freeman & Parham, P.A., located in Greenville, South Carolina, is counsel to the registrant in connection with this Registration Statement and has passed on certain aspects of the legality of the common stock covered hereby. As of May 1, 1998, attorneys of Wyche, Burgess, Freeman & Parham, P.A., beneficially owned in the aggregate approximately 415,000 shares of the registrant's common stock.

Item 6. Indemnification of Directors and Officers.

         Reference is made to other sections in Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended (the "South Carolina Code"), which provides as follows:

                  Section 33-8-510. Authority to Indemnify.
                         (a) Except as provided in subsection (d), a corporation
                may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
                         (b) A  director's  conduct  with respect to an employee
                benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection
                (a)(2)(ii).
                         (c) The termination of a proceeding by judgment, order,
                settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.
                         (d) A corporation  may not  indemnify a director  under
                this section: (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.
                          (e)  Indemnification  permitted  under this section in
                connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.
                         Section 33-8-520. Mandatory Indemnification. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
                         Section 33-8-530. Advance for Expenses. (a) A
                corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 33-8-510; (2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this subchapter.
                         (b) The undertaking  required by subsection (a)(2) must
                be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
                         (c) Determinations and authorizations of payments under
                this section must be made in the manner specified in Section 33-8-550.
                         Section 33-8-540. Court-Ordered Indemnification. Unless
                a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:
                (1) the director is entitled to mandatory  indemnification under
                Section 33-8-520, in which case the court also shall order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 33-8-510 or was adjudged liable as described in Section 33-8-510(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.
                         Section 33-8-550. Determination and Authorization of Indemnification. (a) A corporation may not indemnify a director under Section 33-8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 33-8-510.
                         (b) The determination must be made: (1) by the board of
                directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (3) by special legal counsel: (i) selected by the board of directors or its committee in the manner prescribed in item (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
                         (c) Authorization of indemnification  and evaluation as
                to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to the reasonableness of expenses must be made by those entitled under subsection (b)(3) to select counsel.

                         Section 33-8-560. Indemnification of officers, employees, and agents. Unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subchapter to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
                         Section 33-8-570. Insurance. A corporation may purchase
                and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 33-8-510 or 33-8-520.

                Chapter 8, Article 5 of the South Carolina Code also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors' and officers' liability insurance.

                The Company's Bylaws provide that the Company shall, to the fullest extent permitted by Section 33-13-180 of the South Carolina Code from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's Bylaws further provide that the Company may purchase insurance to effect such indemnification.

                Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to the Company's Articles of Amendment filed with the South Carolina Secretary of State on May 26, 1989 which state:

                A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed under Section 33-8-330 of the [South Carolina Business Corporation Act of 1988] (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.


Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

Exhibit

4.1 Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

4.2 Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

5.1 Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Company.

24.1     Consent of Wyche, Burgess, Freeman & Parham, P.A.: contained in Exhibit
         5.1.

24.2     Consent of KPMG Peat Marwick.

24.3     Consent of Elliott, Davis & Company, LLP.

25.1     Power of Attorney: contained on signature page.

99.1 The Emergent Group, Inc. 1995 Officer and Employee Stock Option Plan. Incorporated by reference to the Company's Proxy Statement filed with the Securities and Exchange Commission on April 19, 1995.

99.2 Amendment No. 1 to the Emergent Group, Inc. 1995 Officer and Employee Stock Option Plan.

99.3 Amendment No. 2 to the Emergent Group, Inc. 1995 Officer and Employee Stock Option Plan.


Item 9: Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, as of July 9, 1998.

                                                 EMERGENT GROUP, INC.
                                        By:      /s/ John M. Sterling, Jr.
                                                 -------------------------
                                                 John M. Sterling, Jr.
                                                 Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Sterling, Jr. and Kevin J. Mast, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and the National Association of Securities Dealers, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:


Signature                    Title                                  Date
---------                    -----                                  ----

/s/ John M. Sterling, Jr.    Chairman of the Board of Directors;    July 9, 1998
---------------------------  CEO (principal executive officer)
John M. Sterling, Jr.

/s/ Keith B. Giddens         Director; President; Chief Operating   July 9, 1998
---------------------------  Officer
Keith B. Giddens

/s/ Kevin J. Mast            Chief Financial Officer                July 9, 1998
--------------------------   (principal financial and accounting
Kevin J. Mast                officer)

/s/ Clarence B. Bauknight    Director                               July 9, 1998
--------------------------
Clarence B. Bauknight

/s/ Porter B. Rose           Director                               July 9, 1998
----------------------------
Porter B. Rose

/s/ Buck Mickel              Director                               July 9, 1998
---------------------------
Buck Mickel

/s/ Tecumseh Hooper, Jr.     Director                               July 9, 1998
------------------------
Tecumseh Hooper, Jr.


/s/ J. Robert Philpott, Jr.  Director                               July 9, 1998
----------------------------
J. Robert Philpott, Jr.


/s/ Larry G. Blackwell       Director                               July 9, 1998
-----------------------------
Larry G. Blackwell

                                  EXHIBIT INDEX
Exhibit Description

4.1 Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

4.2 Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

5.1 Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Company.

24.1      Consent of Wyche, Burgess, Freeman & Parham, P.A.: contained in
          Exhibit 5.1.

24.2      Consent of KPMG Peat Marwick.

24.3      Consent of Elliott, Davis & Company, LLP.

25.1      Power of Attorney: contained on signature page.

99.1 The Emergent Group, Inc. 1995 Officer and Employee Stock Option Plan. Incorporated by reference to the Company's Proxy Statement filed with the Securities and Exchange Commission on April 19, 1995.

99.2 Amendment No. 1 to the Emergent Group, Inc. 1995 Officer and Employee Stock Option Plan.

99.3 Amendment No. 2 to the Emergent Group, Inc. 1995 Officer and Employee Stock Option Plan.